Exhibit 99.2Exhibit 99.2

• – – – § • • • • – • – • – • 1 “Apollo” includes Apollo Global Management, Inc., its consolidated subsidiaries, its affiliates, related parties and employees. 2 Premium calculated off of ATH close price as of October 25, 2019. 3 Based on beneficial ownership and assumes full utilization of $600 million repurchase authorization at Athene’s current market price of $42 per share. 4 Assuming utilization of the increased repurchase authorization and a total return for Athene’s Apollo holding in line with analyst consensus targets for dividend and stock price appreciation (total return = 17.5%). 5 Apollo/Athene Dedicated Investment Program (“ADIP”) is the investment fund managed by Apollo Global Management that will help capitalize the Athene Co-Invest Reinsurance Affiliate (“ACRA”). • – – – § • • • • – • – • – • 1 “Apollo” includes Apollo Global Management, Inc., its consolidated subsidiaries, its affiliates, related parties and employees. 2 Premium calculated off of ATH close price as of October 25, 2019. 3 Based on beneficial ownership and assumes full utilization of $600 million repurchase authorization at Athene’s current market price of $42 per share. 4 Assuming utilization of the increased repurchase authorization and a total return for Athene’s Apollo holding in line with analyst consensus targets for dividend and stock price appreciation (total return = 17.5%). 5 Apollo/Athene Dedicated Investment Program (“ADIP”) is the investment fund managed by Apollo Global Management that will help capitalize the Athene Co-Invest Reinsurance Affiliate (“ACRA”).

Status Quo: Asymmetry between ownership / voting power Pro Forma: Single share class structure Economics Voting Power ü ü ü 1 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, and Apollo employees. 2 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, Apollo employees, and certain members of Athene management. Assumes full utilization of repurchase authorization at Athene’s current market price. Status Quo: Asymmetry between ownership / voting power Pro Forma: Single share class structure Economics Voting Power ü ü ü 1 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, and Apollo employees. 2 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, Apollo employees, and certain members of Athene management. Assumes full utilization of repurchase authorization at Athene’s current market price.

Transaction Illustration Other Transaction Details • •• • – – – • • • • • • 1 Exact number of ATH shares issued is 27,959,184 for $1.2bn in Apollo operating group units, and 7,575,758 for $350mn in cash. Exact number of Apollo operating group units issued is 29,154,519. 2 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, Apollo employees, and certain members of Athene management. 3 On a fully diluted basis. 4 Comprised of certain ATH disinterested directors. Transaction Illustration Other Transaction Details • •• • – – – • • • • • • 1 Exact number of ATH shares issued is 27,959,184 for $1.2bn in Apollo operating group units, and 7,575,758 for $350mn in cash. Exact number of Apollo operating group units issued is 29,154,519. 2 Represents Apollo’s beneficial ownership in Athene, including direct investment, affiliates, Apollo employees, and certain members of Athene management. 3 On a fully diluted basis. 4 Comprised of certain ATH disinterested directors.

• • • • • • • • • - • • • 1 Reference to Apollo includes Apollo, its affiliates, related parties and employees. 2 Assuming utilization of the increased repurchase authorization and a total return for Athene’s Apollo holding in line with analyst consensus targets for dividend and stock price appreciation (total return = 17.5%). • • • • • • • • • - • • • 1 Reference to Apollo includes Apollo, its affiliates, related parties and employees. 2 Assuming utilization of the increased repurchase authorization and a total return for Athene’s Apollo holding in line with analyst consensus targets for dividend and stock price appreciation (total return = 17.5%).

1 ATH’s Passive Ownership vs S&P 500 Insurers Ownership by Long-Only Investors / Mutual Funds Source: Bloomberg, IPREO 1 Includes: AFL, AIG, AIZ, ALL, CB, CINF, GL, HIG, LNC, MET, PFG, PGR, PRU, RE, TRV, and UNM. Analysis excludes AMP as company is included in the S&P 500 Capital Markets index, not Insurance. 1 ATH’s Passive Ownership vs S&P 500 Insurers Ownership by Long-Only Investors / Mutual Funds Source: Bloomberg, IPREO 1 Includes: AFL, AIG, AIZ, ALL, CB, CINF, GL, HIG, LNC, MET, PFG, PGR, PRU, RE, TRV, and UNM. Analysis excludes AMP as company is included in the S&P 500 Capital Markets index, not Insurance.

Adjusted Book Value Per Common Share Growth Note: Adjusted book value per common share is calculated as the adjusted common shareholders’ equity divided by the adjusted operating common shares outstanding. Adjusted common shareholders’ equity is calculated as the ending shareholders’ equity excluding AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets and preferred stock. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. 1 Source: Company documents; Peers include AEL, AIG, LNC, MET, PFG, and PRU.Adjusted Book Value Per Common Share Growth Note: Adjusted book value per common share is calculated as the adjusted common shareholders’ equity divided by the adjusted operating common shares outstanding. Adjusted common shareholders’ equity is calculated as the ending shareholders’ equity excluding AOCI and the cumulative change in fair value of funds withheld and modco reinsurance assets and preferred stock. These adjustments fluctuate period to period in a manner inconsistent with our underlying profitability drivers as the majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our AFS securities. 1 Source: Company documents; Peers include AEL, AIG, LNC, MET, PFG, and PRU.

Differentiated Asset Management Opportunistic Capital Deployment at High Returns • • • 1 Represents average annual NIER from 2016-2018. Data based on earned investment yield, as reported in Schedule D (Bonds) / B (Mortgage Loans) statutory filings. Peers include: AEL, AIG, FG, LNC, MET, PFG, PRU and VOYA. 2 Includes retail, flow reinsurance, and funding agreements. 3 Through August 5, 2019. Differentiated Asset Management Opportunistic Capital Deployment at High Returns • • • 1 Represents average annual NIER from 2016-2018. Data based on earned investment yield, as reported in Schedule D (Bonds) / B (Mortgage Loans) statutory filings. Peers include: AEL, AIG, FG, LNC, MET, PFG, PRU and VOYA. 2 Includes retail, flow reinsurance, and funding agreements. 3 Through August 5, 2019.

Assets Capital Market Structure 1 Source: FactSet. 2 Including $600 million addition to repurchase authorization announced in connection with the transaction. 3 Source: Morningstar Direct, Bloomberg.Assets Capital Market Structure 1 Source: FactSet. 2 Including $600 million addition to repurchase authorization announced in connection with the transaction. 3 Source: Morningstar Direct, Bloomberg.

Share Repurchase Authorization History Quarterly Share Repurchase ActivityShare Repurchase Authorization History Quarterly Share Repurchase Activity

Substantial Earnings Growth Operating Performance vs Stock Performance 1 Industry-Leading Organic Growth at Targeted Returns 1 2019E consensus as of October 25, 2019. 2 As of October 25, 2017. 3 As of October 25, 2019. 4 Adjusted operating earnings per common share. Substantial Earnings Growth Operating Performance vs Stock Performance 1 Industry-Leading Organic Growth at Targeted Returns 1 2019E consensus as of October 25, 2019. 2 As of October 25, 2017. 3 As of October 25, 2019. 4 Adjusted operating earnings per common share.

• • • • • • • • Pre-Transaction Pro Forma • Note: Market data as of October 25, 2019. 1 Pro forma for transaction assuming no change in share price. • • • • • • • • Pre-Transaction Pro Forma • Note: Market data as of October 25, 2019. 1 Pro forma for transaction assuming no change in share price.

Apollo’s Fundamentals Should Support a Higher Valuation Strong Growth in Total Assets Under Management APO Fee-Related Earnings Are Being Improperly Discounted FRE as % of Implied P/E Multiple 1 Distributable Earnings on FRE Significant Growth in Fee-Related Earnings (FRE) 3 APO Dividend Yield Implies Valuation Upside 1 Assumes $0 value assigned to performance fees. 2 Represents average 2020E P/E multiple for FactSet Research Systems, IHS Markit, Moody’s Corp, MSCI Inc, S&P Global, Verisk Analytics, Equifax Inc, MasterCard, Visa, Hamilton Lane, and Partners Group. 3 As of October 25, 2019; shows 2020E dividend yield based on consensus. Peers include ARES, BX, CG, and KKR. Apollo’s Fundamentals Should Support a Higher Valuation Strong Growth in Total Assets Under Management APO Fee-Related Earnings Are Being Improperly Discounted FRE as % of Implied P/E Multiple 1 Distributable Earnings on FRE Significant Growth in Fee-Related Earnings (FRE) 3 APO Dividend Yield Implies Valuation Upside 1 Assumes $0 value assigned to performance fees. 2 Represents average 2020E P/E multiple for FactSet Research Systems, IHS Markit, Moody’s Corp, MSCI Inc, S&P Global, Verisk Analytics, Equifax Inc, MasterCard, Visa, Hamilton Lane, and Partners Group. 3 As of October 25, 2019; shows 2020E dividend yield based on consensus. Peers include ARES, BX, CG, and KKR.

Deep Resources Broad Access to Capital Differentiated Unmatched M&A Capabilities Direct Asset Origination 1 Pro forma for transaction. 2 Announced but not yet closed. Deep Resources Broad Access to Capital Differentiated Unmatched M&A Capabilities Direct Asset Origination 1 Pro forma for transaction. 2 Announced but not yet closed.

Benefits for Athene Benefits for Apollo üü üü üü üüBenefits for Athene Benefits for Apollo üü üü üü üü

Apollo Fee Related Earnings

($ in thousands)	FY'11	FY'12	FY'13	FY'14	FY'15	FY'16	FY'17	FY'18	LTM 2Q'19
Management fees	490,191	623,041	730,702	901,024	911,893	977,649	1,082,315	1,282,688	1,409,555
Advisory and transaction fees	73,542	133,257	88,627	89,633	46,244	147,115	117,624	111,567	133,115
Performance fees	44,540	37,842	36,922	41,199	40,625	22,941	17,666	28,390	27,271
Total Fee Related Revenues	**608,273**	**794,140**	**856,251**	**1,031,856**	**998,762**	**1,147,705**	**1,217,605**	**1,422,645**	**1,569,941**
Salary, bonus and benefits	(251,095)	(274,574)	(294,753)	(339,846)	(355,922)	(366,890)	(394,155)	(414,962)	(419,924)
Non-Compensation Expenses	(183,146)	(219,516)	(272,949)	(243,207)	(218,745)	(242,923)	(242,492)	(241,413)	(257,248)
Total Fee Related Expenses	**(434,241)**	**(494,090)**	**(567,702)**	**(583,053)**	**(574,667)**	**(609,813)**	**(636,647)**	**(656,375)**	**(677,172)**
Other income (loss) attributable to FRE	10,203	8,846	24,841	9,621	7,694	(554)	47,834	9,977	11,854
Non-Controlling Interest	(12,146)	(8,730)	(13,985)	(12,688)	(11,684)	(7,464)	(4,379)	(5,008)	(3,677)
Fee Related Earnings	**$172,089**	**$300,166**	**$299,405**	**$445,736**	**$420,105**	**$529,874**	**$624,413**	**$771,239**	**$900,946**

Apollo Reconciliation of GAAP to Fee Related Earnings

($ in thousands)	FY'11	FY'12	FY'13	FY'14	FY'15	FY'16	FY'17	FY'18	LTM 2Q'19
GAAP Net Income (Loss) Attributable to Apollo Global Management, Inc. Class A Shareholders	**($468,826)**	**$310,957**	**$659,391**	**$168,229**	**$134,497**	**$402,850**	**$615,566**	**($42,038)**	**$261,501**
Preferred distributions	—	—	—	—	—	—	13,538	31,662	36,655
Net income attributable to Non-Controlling Interests in consolidated entities	104,939	2,051,481	456,953	157,011	21,364	5,789	8,891	31,648	30,758
Net income (loss) attributable to Non-Controlling Interests in the Apollo Operating Group	(940,312)	685,357	1,257,650	404,682	194,634	561,668	805,644	(2,021)	313,603
GAAP Net Income (Loss)	**($1,304,199)**	**$3,047,795**	**$2,373,994**	**$729,922**	**$350,495**	**$970,307**	**$1,443,639**	**$19,251**	**$642,517**
Income tax provision	11,929	65,410	107,569	147,245	26,733	90,707	325,945	86,021	95,068
GAAP Income (Loss) Before Income Tax Provision	**($1,292,270)**	**$3,113,205**	**$2,481,563**	**$877,167**	**$377,228**	**$1,061,014**	**$1,769,584**	**$105,272**	**$737,585**
Transaction related charges[1]	1,096,180	597,450	163,361	34,487	39,085	55,302	17,496	(5,631)	23,020
Charges associated with corporate conversion	—	—	—	—	—	—	—	—	10,006
Gain from remeasurement of tax receivable agreement liability	137	(3,937)	(13,038)	(32,182)	—	(3,208)	(200,240)	(35,405)	(35,405)
Net (income) loss attributable to Non-Controlling Interests in consolidated entities	(104,939)	(2,051,481)	(456,953)	(157,011)	(21,364)	(5,789)	(8,891)	(31,648)	(30,758)
Performance fees[2]	441,947	(2,163,619)	(2,859,239)	(365,322)	(56,665)	(762,945)	(1,319,924)	402,700	(1,632)
Profit sharing expense and other[3]	(59,541)	847,382	1,112,935	265,316	87,222	319,777	512,137	41,868	155,903
Equity-based compensation	68,172	68,942	66,341	105,495	61,701	63,081	64,954	68,229	71,426
Principal investment (income) loss	(10,829)	(121,120)	(113,211)	(54,905)	(16,078)	(102,581)	(162,951)	(7,614)	(64,364)
Net (gains) losses from investment activities	5,881	1,142	12,593	(9,062)	(121,132)	(138,608)	(94,774)	186,426	(12,154)
Net interest loss	36,119	31,477	23,191	19,098	26,533	39,019	44,984	37,573	43,363
Athene capital and surplus fee[4]	(8,768)	(16,787)	(107,935)	(226,449)	(1,942)	—	—	—	—
Other	—	(2,488)	(10,203)	(10,896)	45,517	4,812	2,038	9,469	3,956
Fee Related Earnings	**$172,089**	**$300,166**	**$299,405**	**$445,736**	**$420,105**	**$529,874**	**$624,413**	**$771,239**	**$900,946**

1 Transaction-related charges include contingent consideration, equity-based compensation charges and the amortization of intangible assets and certain other charges associated with acquisitions. 2 Excludes certain performance fees from business development companies and Redding Ridge Holdings. 3 Profit sharing expense and other includes certain profit sharing arrangements in which a portion of performance fees distributed to the general partner are allocated by issuance of equity-based awards, rather than cash, to employees of Apollo. Profit sharing expense and other also includes non-cash expenses related to equity awards granted by unconsolidated related parties to employees of Apollo. 4 Represents monitoring fees paid by Athene to Apollo by delivery of common shares of Athene Holding, calculated based on Athene's capital and surplus, as defined in our transaction and advisory services agreement with Athene.

ATHENE APOLLO

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